Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Advent Technologies Holdings, Inc. for the registration of its common stock, preferred stock, debt securities, warrants, rights, and units and 50,635,593 shares of common stock and to the incorporation by reference therein of our report dated March 31, 2023, with respect to the consolidated financial statements of Advent Technologies Holdings, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

April 21, 2023